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                                                                    EXHIBIT 23.2





                 CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We have issued our report dated August 9, 1996 (except for Note 9, as to which the date is September 27, 1996 and except for Note 6 as to which the date is October 23, 1996), accompanying the consolidated financial statements of Granite Financial, Inc. and Subsidiaries contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."


                                         /s/ EHRHARDT KEEFE STEINER & HOTTMAN PC
                                         Ehrhardt Keefe Steiner & Hottman PC



Denver, Colorado
June 23, 1997